                                                                                                                          Exhibit 12

                                                                   REGENCY CENTERS CORPORATION

                                                              Ratio of Earnings to Fixed Charges
                                                                      (amounts in thousands)

                                                        Six Months Ended               For the Years Ended
                                                    -----------------------  -------------------------------------------------------
                                                    06/30/2004   06/30/2003    2003      2002        2001       2000         1999
                                                                               ----      ----        ----       ----         ----


Continuing Operations (before minority interest)      57,441       58,333    143,581    113,853     113,177     102,155     91,339
Less:  Minority interest                                 (31)         (97)      (284)      (319)       (323)       (307)    (2,265)
Subtract: equity in income of unconsolidated
          partnerships                                (4,689)      (4,320)   (11,276)    (5,764)     (3,439)     (3,139)    (4,688)
Add:  distributions from operations JV's               7,266        4,929     14,760      5,522       1,801           -          -
Add:  distributions from investment JV's              18,108       10,303     20,483     11,784      15,011       3,110        704
Add:  fixed charges                                   60,996       67,718    133,019    136,250     130,276     117,125     84,036
Subtract:  preferred unit and stock distributions    (12,957)     (18,849)   (34,001)   (36,333)    (36,440)    (32,418)   (14,613)
Subtract:  capitalized interest                       (6,504)      (6,192)   (13,106)   (13,753)    (21,195)    (14,553)   (11,029)
                                                     ---------------------  -------------------------------------------------------
     Earnings                                        119,630      111,825    253,176    211,240     198,868     171,973    143,484
                                                     ---------------------  -------------------------------------------------------

Preferred unit distribution                           10,163       17,489     29,826     33,475      33,475      29,601     12,368
Preferred stock dividend                               2,794        1,360      4,175      2,858       2,965       2,817      2,245
Interest expense                                      41,535       42,677     85,912     86,164      72,641      70,154     58,394
Capitalized interest                                   6,504        6,192     13,106     13,753      21,195      14,553     11,029
                                                     ---------------------  -------------------------------------------------------
   Total fixed charges                                60,996       67,718    133,019    136,250     130,276     117,125     84,036
                                                     ---------------------  -------------------------------------------------------

Ratio of earnings to fixed charges                       2.0          1.7        1.9        1.6         1.5         1.5        1.7
                                                     =====================  =======================================================